As filed with the Securities and Exchange Commission on June 4, 2009.

Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Ambassadors Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1957010
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
Dwight D. Eisenhower Building 2001 South Flint Road Spokane, WA (Address of Principal Executive Offices)	99224 (Zip Code)

2009 EQUITY PARTICIPATION PLAN
(Full title of the plan)

Jeffrey D. Thomas
President and Chief Executive Officer
Ambassadors Group, Inc.
2001 South Flint Road
Spokane, WA 99224
(509) 568-7800
(Name, address, telephone number, including area code, of agent for service)

With copies to:
Gerald M. Chizever, Esq.
Lawrence Venick, Esq.
Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, CA  90067
(310) 282-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	Registered(1)	offering price per share(2)	aggregate offering price(2)	registration fee

Common Stock, $0.01 par value	1,404,458	$12.69	$17,822,572.02	$994.50

(1)
In the event of a stock split, stock dividend, or similar transaction involving the registrant’s common stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and represents the average of the high and low sales prices of the common stock, as reported on the Nasdaq Stock Market on June 1, 2009 as to 1,404,458 shares available for future grant under the plan.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed previously by the registrant with the Commission, are incorporated herein by reference and made a part hereof:

(a)	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Commission on March 12, 2009;

(b)	the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Commission on May 8, 2009;

(c)	the registrant’s Current Reports on Form 8-K as filed with the Commission on January 9, 2009, February 27, 2009 and May 13, 2009; and

(d)
The description of registrant’s common stock contained in its Registration Statement on Form 10 (File No. 0-33347), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  A report on Form 8-K furnished to the Commission shall not be incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The registrant’s Certificate of Incorporation and Bylaws provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

The registrant has entered into indemnification agreements with certain directors and executive officers. These agreements, among other things, indemnify such director or executive officer to the fullest extent permitted by law for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement payments incurred by such persons in any action, including any action by or in the right of the registrant, by reason of (or arising in part out of) any event or occurrence related to the fact that such person was or is a director, officer, employee, agent or fiduciary of the registrant, or is or was serving at the request of the registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of such person while serving in such capacity. The indemnification agreements also provide for the advance payment by the registrant of defense expenses incurred by the director or officer; however, the affected director or officer must undertake to repay such amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Loeb & Loeb LLP
10.1	2009 Equity Participation Plan incorporated by reference to Appendix A to the registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 6, 2009.
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney (included on signature page hereto)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on June 4, 2009.

AMBASSADORS GROUP, INC

By:	/s/ Jeffrey D. Thomas Jeffrey D. Thomas President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Jeffrey D. Thomas and Chadwick J. Byrd as his attorneys-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ JEFFREY D. THOMAS	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2009
Jeffrey D. Thomas

/s/ JOHN A. UEBERROTH	Chairman of the Board of Directors	June 4, 2009
John A. Ueberroth

/s/ CHADWICK J. BYRD	Chief Financial Officer and Secretary	June 4, 2009
Chadwick J. Byrd	(Principal Financial and Accounting Officer)
/s/ BRIGITTE M. BREN	Director	June 4, 2009
Brigitte M. Bren

/s/ DANIEL G. BYRNE	Director	June 4, 2009
Daniel G. Byrne

/s/ RAFER L. JOHNSON	Director	June 4, 2009
Rafer L. Johnson

/s/ JAMES M. KALUSTIAN	Director	June 4, 2009
James M. Kalustian

/s/ JOSEPH J. UEBERROTH	Director	June 4, 2009
Joseph J. Ueberroth

/s/ RICARDO L. VALENCIA	Director	June 4, 2009
Ricardo L. Valencia

/s/RICHARD D. C. WHILDEN	Director	June 4, 2009
Richard D. C. Whilden

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.1	Opinion of Loeb & Loeb LLP
10.1	2009 Equity Participation Plan incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 6, 2009.
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney (included on signature page hereto)